Exhbit 23.1

SIMONTACCHI & COMPANY, LLP CERTIFIED PUBLIC ACCOUNTANTS	170 E. Main Street Rockaway, New Jersey 07866 Tel: (973) 664-1140 Fax: (973) 664-1145

Consent of Independent Registered Public Accounting Finn

Wellstar International, Inc. and Subsidiary

We hereby consent to the inclusion in the Registration Statement on Form S-8, ("Registration Statement"), of our audit report dated November, 8, 2007, relating to the consolidated financial statements as of July 31, 2007 and 2006,and our report on the reviewed financial statements for the nine months ended April 30, 2008, dated June 19, 2008, and for the six months ended January 31, 2008, dated March 19, 2008, and for the three months ended October 31, 2007, dated December 18, 2007, of Wellstar International Inc. and Subsidiary.

We also consent to the references to us under the caption "Experts" in the Registration.

/s/ Simontacchi & Company, LLP

Simontacchi & Company, LLP
Rockaway, New Jersey

August 7, 2008